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                               CAMBREX CORPORATION

                                 CEO STATIONARY



__________, 2005

[Insert Name and Address]

Re: Acceleration of "Underwater" Stock Options

Dear [insert first name],

One June 1, 2005, the Compensation Committee of the Cambrex Board of Directors accelerated the vesting of all your unvested stock options having an exercise price of $18.675 or greater granted under the Company's Stock Option Plans. The acceleration eliminates future compensation expense the Company would otherwise recognize with respect to these options once the Statement of Financial Accounting Standards No. 123(r) "Share-Based Payment", issued by the Financial Accounting Standards Board, is implemented for reporting periods beginning January 1, 2006.

While the options are now vested, the Committee believed it appropriate to require the Company's officers (and employees) to hold the shares acquired upon the exercise of these options until their original vesting date or, if earlier, the expiration date due to retirement.

Please feel free to call me if you have any questions.


Sincerely,

John R. Leone